Exhibit 10.1

AMENDMENT NUMBER 6 TO TERM LOAN AGREEMENT

among

HALL OF FAME RESORT & ENTERTAINMENT COMPANY AND THE OTHER PERSONS SIGNATORY HERETO AS BORROWERS

as Borrowers

and

CH CAPITAL LENDING, LLC,

as Administrative Agent

and

CH CAPITAL LENDING, LLC,

as Lender

dated as of March 1, 2022

AMENDMENT NUMBER 6 TO TERM LOAN AGREEMENT

This AMENDMENT NUMBER 6 TO TERM LOAN AGREEMENT (this “Amendment”) dated as of March 1, 2022 (the “Effective Date”) is made by and among HALL OF FAME RESORT & ENTERTAINMENT COMPANY, a Delaware corporation (“HOF Resort & Entertainment”), HOF VILLAGE NEWCO, LLC, a Delaware limited liability company (“Newco”), HOF VILLAGE STADIUM, LLC, a Delaware limited liability company (“HOF Stadium”), and HOF VILLAGE YOUTH FIELDS, LLC, a Delaware limited liability company (“HOF Youth Fields”; each of HOF Resort & Entertainment, Newco, HOF Stadium, and HOF Youth Fields is individually referred to herein as a “Borrower,” and they are collectively referred to herein as “Borrowers”), CH CAPITAL LENDING, LLC, a Delaware limited liability company, as the current Administrative Agent for the current Lender (in such capacity, “Administrative Agent”) and CH CAPITAL LENDING, LLC, a Delaware limited liability company, as the current Lender (in such capacity, “Lender”).

PRELIMINARY STATEMENTS:

A. Borrowers, Administrative Agent, and Lender are parties to the Term Loan Agreement, dated as of December 1, 2020, as amended by the Amendment Number 1 to Term Loan Agreement dated January 28, 2021, Amendment Number 2 to Term Loan Agreement dated February 15, 2021, Amendment Number 3 to Term Loan Agreement dated August 30, 2021, Amendment Number 4 to Term Loan Agreement dated August 30, 2021, and Amendment Number 5 to Term Loan Agreement dated December 15, 2021, as assigned to Administrative Agent and Lender on the Effective Date pursuant to that certain Assignment of Loan and Loan Documents, dated as of the Effective Date, by and among Aquarian Credit Funding LLC, as the previous Administrative Agent, Investors Heritage Life Insurance Company, as the previous Lender, and CH Capital Lending, LLC, as Administrative Agent and Lender, as affected by that certain Assumption and Joinder Agreement, dated as of the Effective Date, executed and delivered by HOF Youth Fields to Administrative Agent and Lender (all of the foregoing, collectively, the “Existing Loan Agreement”). The Existing Loan Agreement, as amended by this Amendment, and as it may be further amended, restated, supplemented, waived, assigned, or otherwise modified from time to time is referred to herein as the “Loan Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement.

B. The outstanding principal balance of the Loan, as of the date prior to this Amendment, was $7,400,000.00.

C. Administrative Agent, Borrowers, and Lender desire to amend the Loan Agreement as set forth below.

D. As part of the consideration for this Amendment, (i) 330,000 shares of HOF Resort & Entertainment’s common stock, par value $0.0001 per share (the “HOFREC Common Stock”), shall be issued to Lender, (ii) Series E Warrants to purchase 1,000,000 shares of HOFREC Common Stock shall be issued to Lender, (iii) HOF Resort & Entertainment shall, subject to approval of its board of directors, create a series of preferred stock, to be known as 7.00% Series C Convertible Preferred Stock (“Series C Preferred Stock”), and, upon the request of Lender, exchange each share of 7.00% Series B Convertible Preferred Stock, par value $0.0001 per share (“Series B Preferred Stock”), of HOF Resort & Entertainment that is held by Lender for one share of Series C Preferred Stock, (iv) HOF Resort & Entertainment and Lender are amending and restating Series C Warrants and Series D Warrants , all as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto hereby agree as follows:

SECTION 1. Definitions Restated. Section 1.01 of the Loan Agreement is hereby amended by deleting the following terms in their entirety and replacing them with the following:

“Existing Warrants” shall mean warrants issued by Lead Borrower pursuant to (a) the terms of the Note Purchase Agreement in which Lead Borrower issued to the noteholders listed on the signature pages thereto an aggregate principal amount of $20,721,293 of 8.00% convertible notes due 2025, by and between Lead Borrower and the noteholders listed on the signature pages thereto, exercisable for shares of Lead Borrower’s HOFREC Common Stock on or prior to March 31, 2025 upon payment of the then-effective exercise price, (b) the Series C Warrants, (c) the Series D Warrants, (d) the Series E Warrants, and (e) the Series F Warrants.

“IRG 2021 Note” shall mean that certain Promissory Note, dated November 23, 2021, in the original principal amount of $8,500,000, from Lead Borrower payable to the order of Industrial Realty Group, LLC, a Nevada limited liability company. Effective as of March 1, 2022, such Promissory Note (a) has been assigned to IRG, LLC (as to a one-half (½) interest) and to JKP (as to a one-half (½) interest), pursuant to that certain Assignment of Promissory Note by and among Industrial Realty Group, LLC, JKP, and IRG, LLC, and (b) has been replaced, amended, and restated by the IRG Split Note and the JKP Split Note. For the avoidance of doubt, effective as of March 1, 2022, any references in the Loan Documents to the “IRG 2021 Note” shall be deemed to refer to the IRG Split Note and the JKP Split Note, collectively.

“JKP Note” shall mean, collectively, that certain Secured Cognovit Promissory Note, dated June 19, 2020, in the original principal amount of $7,000,000, (a) originally executed by HOFV Hotel II and HOFV (as makers) and payable to the order of JKP (as holder), (b) as assigned by HOFV to Newco pursuant to that certain Contribution Agreement dated as of June 30, 2020, by and between HOFV and Newco, (c) as amended by that certain First Amendment to Secured Promissory Note, dated as of December 1, 2020, by and among Newco, HOFV Hotel II, and JKP, (d) as amended by the Second Amendment to JKP Note).

“Loan Commitment” shall mean the commitment of a Lender to make or otherwise fund Loans, and “Loan Commitments” shall mean such commitments of all of Lenders in the aggregate. The amount of each Lender’s Loan Commitment, if any, is set forth on Schedule 2.01 or in the applicable Assignment and Acceptance (or the Affiliated Lender Assignment and Acceptance), subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Loan Commitment, as of March 1, 2022 is $8,347,838.59.

“Maturity Date” shall mean the earlier of (i) March 31, 2024 (the “Stated Maturity Date”) or (ii) the date that the Loan shall become due and payable hereunder, whether by acceleration or otherwise.

“Mortgaged Properties” shall mean (a) the subleasehold estate in those certain parcels of real property described on Exhibit A attached to Amendment Number 6 and made a part hereof, and (b) all other collateral encumbered by the Mortgages.

“Mortgages” shall mean, that certain first priority Fee and Leasehold Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, recorded in the real property records of Stark County, Ohio on December 1, 2021 as Instrument Number 202012020063155, (a) as modified by that certain Partial Release of Mortgage, recorded in the real property records of Stark County, Ohio on December 17, 2021 as Instrument Number 202112170065680, (b) as assigned to CH Capital Lending, LLC, as Administrative Agent, by that certain Assignment of Open-End Fee and Leasehold Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated as of March 1, 2022, to be recorded in the real property records of Stark County, Ohio, (c) as amended by that certain First Amendment to and Spreader of Open-End Fee and Leasehold Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated as of March 1, 2022, substantially in the form of Exhibit B attached to Amendment Number 6, to be recorded in the real property records of Stark County, Ohio, and (d) as it may be further amended, restated, supplemented, waived, assigned, or otherwise modified from time to time, as it may be further amended, restated, supplemented, waived, assigned, or otherwise modified from time to time, encumbering the Mortgaged Properties as security for the Loan and other Obligations.

“Permitted Dividends/Distributions” shall mean all dividends, distributions and payments due to holders of Capital Stock of Lead Borrower pursuant to any Permitted Equity Issuance, including but not limited to Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.

“Permitted Equity Issuance” means any Equity Issuance of (a) up to 24,731,195 shares of HOFREC Common Stock issuable upon the exercise of Existing Warrants, (b) up to 5,812,727 shares of HOFREC Common Stock under the 2020 Omnibus Incentive Plan provided that the number of shares of HOFREC Common Stock for such purpose may be increased (if the 2020 Omnibus Incentive Plan is modified to allow it) by up to 2,500,000 additional shares of common stock, (c) up to 10,645,000 shares of HOFREC Common Stock for future issuance upon conversion or redemption of the PIPE Notes, including approximately 3,000,000 shares of such common stock issuable upon exercise of warrants that would be issued in connection with such redemption pursuant to the PIPE Note Redemption Warrant Agreement and PIPE Note Purchase Agreement, (d) up to 10,036,925 shares of HOFREC Common Stock issuable upon the exercise of Series C Warrants, (e) up to 75,000 shares of common stock reserved for future issuance as payment to Brand X under the Brand X Services Agreement, (f) any Equity Issuance required pursuant to the terms of the Employment Agreements or employment offer letters, if any, (g) up to 2,450,980 shares of HOFREC Common Stock issuable upon the exercise of Series D Warrants, (h) the Nov 2020 Equity Raise, (i) any PEIC Raise, (j) up to 52,800 shares of Series A Preferred Stock, (k) up to 15,200 shares of Series B Preferred Stock and up to 4,901,961 shares of HOFREC Common Stock issuable upon conversion of Series B Preferred Stock, (l) 330,000 shares of HOFREC Common Stock issued to Lender as of March 1, 2022, (m) up to 15,000 shares of Series C Preferred Stock and up to 10,000,000 shares of HOFREC Common Stock issuable upon conversion of Series B Preferred Stock, (n) up to 1,500,000 shares of HOFREC Common Stock issuable upon the exercise of Series E Warrants, (o) up to 1,500,000 shares of HOFREC Common Stock issuable upon the exercise of Series F Warrants, (p) up to 125,000 shares of HOFREC Common Stock issuable upon the exercise of Series G Warrants, (q) 125,000 shares of HOFREC Common Stock issued to IRG, LLC as of March 1, 2022, (r) 405,000 shares of HOFREC Common Stock issued to JKP Financial, LLC as of March 1, 2022, (s) 125,000 shares of HOFREC Common Stock to be issued to Stuart Lichter pursuant to a letter agreement dated March 1, 2022, between the Lead Borrower and Stuart Lichter, (t) HOFREC Common Stock issuable upon conversion of the Loan, (u) HOFREC Common Stock issuable upon conversion of the IRG Split Note, (v) HOFREC Common Stock issuable upon conversion of the JKP Split Note, (w) HOFREC Common Stock issuable upon conversion of the JKP Note, (x) up to $50 million in shares of HOFREC Common Stock issued under Lead Borrower’s “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act and (y) any Equity Issuance expressly approved by Administrative Agent in writing, in its sole and absolute discretion.

“Permitted Indebtedness” shall mean (a) the PIPE Notes, (b) any Indebtedness pursuant to the EME Customer Contract to make EME Installment Payments, (c) the Existing Guarantees, (d) the TDD BANs (and any Guarantee issued by any Borrower required in connection with the TDD BANs), (e) the TIF Bonds, (f) all Indebtedness pursuant to Permitted Redemption Rights, (g) the JKP Note, (h) the Mezzanine (IRG) Note, (i) the IRG Split Note, (j) the JKP Split Note, (k) the ErieBank Loan, (l) the PACE Funds, (m) the EB-5 Guaranty, (n) the Buckeye Loan, and (o) any other Indebtedness expressly approved by Administrative Agent in writing, in its sole and absolute discretion.

SECTION 2. New Definitions. Section 1.01 of the Loan Agreement is hereby amended by adding the following terms:

“Amendment Number 6” means that certain Amendment Number 6 to Term Loan Agreement, dated as of March 1, 2022, by and among Borrowers, Administrative Agent, and Lender (amending this Agreement).

“Buckeye Loan” shall mean the loan from Buckeye Community Bank to HOF Center for Performance, LLC and potentially Lead Borrower or Newco in some capacity, in the approximate amount of $4,000,000 to be secured by the project commonly known as the Center for Performance.

“Certificate of Designations of Series B Convertible Preferred Stock” shall mean Lead Borrower’s Certificate of Designations of 7.00% Series B Convertible Preferred Stock, par value $0.0001 per share, as amended and/or restated from time to time.

“Certificate of Designations of Series C Convertible Preferred Stock” shall mean Lead Borrower’s Certificate of Designations of 7.00% Series C Convertible Preferred Stock, par value $0.0001 per share, as amended and/or restated from time to time.

“EB-5 Guaranty” shall mean the guaranty, dated January 15, 2022, made by Newco in favor of the EB-5 investing members of ADC LCR Hall of Fame II, LLC, in connection with subscriptions by ADC LCR Hall of Fame II, LLC for shares of Lead Borrower’s 7.00% Series A Cumulative Redeemable Preferred Stock.

“HOFV Hotel II” means HOF Village Hotel II, LLC, a Delaware limited liability company.

“IRG, LLC” means IRG, LLC, a Nevada limited liability company.

“IRG Split Note” means that certain First Amended and Restated Promissory Note, dated March 1, 2022, in the original principal amount of $4,273,543.46, executed and delivered by Lead Borrower (as borrower) and IRG, LLC (as lender).

“JKP Split Note” means that certain First Amended and Restated Promissory Note, dated March 1, 2022, in the original principal amount of $4,273,543.4, executed and delivered by Lead Borrower (as borrower) and JKP (as lender).

“Letter Agreement” shall mean the letter agreement, dated March 1, 2022, between Lead Borrower and Stuart Lichter.

“PACE Funds” shall mean the funds advanced under Energy Project Cooperative Agreement among the City of Canton, Ohio, the Canton Regional Energy Special Improvement District, Inc., CFE and PACE EQUITY LLC dated December 15, 2021.

“Second Amendment to JKP Note” shall mean that certain Joinder and Second Amendment to Promissory Note, dated March 1, 2022, by and among Newco, HOFV Hotel II, Lead Borrower, and JKP. Among other things, the Second Amendment to JKP Note increased the outstanding principal balance of the JKP Note to $8,394,836, as of March 1, 2022.

“Series B Preferred Stock” means Lead Borrower’s 7.00% Series B Convertible Preferred Stock, par value $0.0001 per share.

“Series C Preferred Stock” means Lead Borrower’s 7.00% Series C Convertible Preferred Stock, par value $0.0001 per share.

“Series C Warrants” shall mean the amended and restated Series C warrant, dated March 1, 2022, to purchase 10,036,925 shares of HOFREC Common Stock, issued by Lead Borrower to CH Capital Lending, LLC.

“Series D Warrants” shall mean the amended and restated Series D warrant, dated March 1, 2022, to purchase 2,450,980 shares of HOFREC Common Stock, issued by Lead Borrower to CH Capital Lending, LLC.

“Series E Warrants” shall mean (i) the Series E warrant dated March 1, 2022, to purchase 1,000,000 shares of HOFREC Common Stock, issued by the Company to CH Capital Lending, LLC; and (ii) the Series E warrant, dated March 1, 2022, to purchase 500,000 shares of HOFREC Common Stock, issued by the Company to IRG, LLC.

“Series F Warrants” shall mean (i) the Series F warrant, dated March 1, 2022, to purchase 1,000,000 shares of HOFREC Common Stock, issued by the Company to JKP; and (ii) the Series F warrant, dated March 1, 2022, to purchase 500,000 shares of HOFREC Common Stock, issued by the Company to JKP.

“Series G Warrant” shall mean the Series G warrant to purchase 125,000 shares of HOFREC Common Stock to be issued by the Company to Stuart Lichter.

“Youth Fields Project Lease” shall mean that certain Project Lease, dated as of February 26, 2016, by and between the Stark County Port Authority, as it may be amended, restated, replaced, supplemented or otherwise modified from time to time solely with the prior written consent of Administrative Agent, in its sole and absolute discretion.

SECTION 3. Deleted Terms. The following terms defined in Section 1.01 of the Loan Agreement and all references thereto are hereby deleted: “Administrative Fee,” “Budget and Schedule,” “Control Agreements,” “Interest Reserve Account,” “Interest Reserve Account Control Agreement,” and “Yield Maintenance Premium.”

SECTION 4. Interest. Section 2.04(a) of the Loan Agreement is hereby deleted and replaced with the following:

“(a) Except as otherwise set forth herein, the Loans shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof at 12% per annum, compounded monthly (the “Interest Rate”). Of such 12%-per-annum interest, (i) 8% per annum shall be payable monthly, in accordance with Section 2.04(e) of this Agreement, and (ii) 4% per annum shall be deferred and payable on the Maturity Date.”

SECTION 5. Proceeds and Revenue. Sections 5.13 of the Loan Agreement are hereby deleted and replaced with the following:

“Borrowers shall deposit in the Proceeds Account any and all Net Cash Proceeds received by or on behalf of any Borrower as the result of any Asset Sale (other than any Excluded Asset Sale) or Recovery Event. Notwithstanding the foregoing, with respect to any cash proceeds received by any Borrower after the Closing Date in connection with any new Permitted Indebtedness, Permitted Equity Issuance, Sponsorship Collateral Loan or Series A Preferred Stock, as applicable, once the Required Repayment Percentage in respect of the same has been remitted to Administrative Agent, Borrowers shall not be required to deposit any of the remaining funds in the Proceeds Account.”

SECTION 6. Governing Law. Section 10.07 of the Loan Agreement is hereby deleted and replaced with the following:

“10.07 Governing Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF OHIO (WITHOUT REGARD TO CONFLICT OF LAWS PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF LAWS OTHER THAN THE LAW OF THE STATE OF OHIO).”

SECTION 7. Jurisdiction; Consent to Service of Process. Sections 10.15(a) and 10.15(b) of the Loan Agreement is hereby deleted and replaced with the following:

“10.15 Jurisdiction; Consent to Service of Process.

(a) Borrowers hereby irrevocably and unconditionally submit, for themselves and their property, to the nonexclusive jurisdiction of any Ohio court or Federal court of the United States of America sitting in the County of Stark, City of Canton, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such State of Ohio or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against Borrowers or their properties in the courts of any jurisdiction.

(b) Borrowers hereby irrevocably and unconditionally waive, to the fullest extent they may legally and effectively do so, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any such State of Ohio or Federal court referenced in clause (a) above. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.”

SECTION 8. Conversion Option. A new Section 11 shall be added to the Loan Agreement stating the following:

“11. Optional Conversion. At any time following the date of amendment number 6 to the Agreement, and from time to time prior to the Maturity Date, Lender shall have the right, but not the obligation, to elect to convert all or any portion of the principal amount of the Loan into shares of common stock, par value $0.0001 per share (“HOFREC Common Stock”), of Lead Borrower, on the terms and conditions in this Section 11 (any such conversion, an “Optional Conversion”).

(a) Lender may elect to convert all or any portion of the principal amount of the Loan into that number of shares of HOFREC Common Stock equal to the quotient of (A) the sum of (x) the principal amount of the Loan being converted specified in the Conversion Notice (defined below), plus (y) all accrued and unpaid interest on such principal amount of the Loan as of the applicable Conversion Election Effective Date (defined below), divided by (B) the Conversion Price (defined below) as of the applicable Conversion Election Effective Date, with fractional shares of HOFREC Common Stock rounded up or down as provided in Section 11(g) hereof. “Conversion Price” means $1.50, as appropriately adjusted for stock splits, stock dividends, combinations, and subdivisions of HOFREC Common Stock and as provided in Section 11(h) below.

(b) In order to effectuate an Optional Conversion of all or any portion of the principal amount of the Loan, Lender shall submit a written notice to Lead Borrower, duly executed by Lender (a “Conversion Notice”), accompanied by the Loan, stating that Lender irrevocably elects to convert the principal amount of the Loan specified in such Conversion Notice. An election to convert all or any portion of the principal amount of the Loan pursuant to an Optional Conversion shall be deemed to have been made as of the following dates (the “Conversion Election Effective Date”): (A) on the date of receipt, with respect to any Conversion Notice received by Lead Borrower at or prior to 5:00 p.m., New York City time, on any Business Day, and (B) on the next Business Day following such receipt, with respect to any Conversion Notice received by Lead Borrower on a non-Business Day or after 5:00 p.m., New York City time, on any Business Day. The conversion of the principal amount of the Loan with respect to which an Optional Conversion election is made, and the issuance of all shares of HOFREC Common Stock to be issued pursuant to such conversion, shall become effective as of the applicable Conversion Election Effective Date. Within three (3) Business Days after the applicable Conversion Election Effective Date, Lead Borrower shall deliver to Lender (or, if applicable, in the name of Lender’s designee as stated in the Conversion Notice), by book-entry delivery, a number of shares of HOFREC Common Stock equal to the number of shares to which such holder is entitled pursuant to such Optional Conversion.

(c) Upon any conversion of this Loan, the rights of Lender with respect to the unpaid principal amount hereunder converted into shares of HOFREC Common Stock shall cease and Lender shall be deemed to have become the owner of the shares of HOFREC Common Stock into which such principal amount of the Loan shall have been converted and such converted principal amount shall be extinguished and deemed to have been forgiven or repaid and shall no longer be outstanding and no future interest shall accrue on any such amount.

(d) All shares of HOFREC Common Stock delivered upon any Optional Conversion will, upon such conversion, be duly and validly authorized and issued, fully paid and nonassessable, free from all preemptive rights, free from all taxes, liens, security interests, charges and encumbrances (other than liens, security interests, charges or encumbrances created by or imposed upon the holder or taxes in respect of any transfer occurring contemporaneously therewith).

(e) The issuance of shares of HOFREC Common Stock upon conversion of all or any portion of the principal amount of the Loan pursuant to any Optional Conversion shall be made without payment of additional consideration by, or other charge, cost or tax to, Lender in respect thereof; provided, however, that no Borrower shall be required to pay any tax or other governmental charge that may be payable with respect to the issuance or delivery of any shares of HOFREC Common Stock in the name of any person other than Lender, and no such delivery shall be made unless and until the person requesting such issuance has paid to Lead Borrower the amount of any such tax or charge, or has established to the satisfaction of Lead Borrower that such tax or charge has been paid or that no such tax or charge is due.

(f) Lead Borrower shall at all times reserve and keep available out of its authorized but unissued shares of HOFREC Common Stock, solely for the purpose of issuance upon conversion of the principal amount of the Loan in accordance with this Section 11, such number of shares of HOFREC Common Stock issuable upon the conversion of all outstanding principal amount of the Loan pursuant to any Optional Conversion at the Conversion Price. Lead Borrower shall take all such actions as may be necessary to assure that all such shares of HOFREC Common Stock may be so issued without violation of any applicable law or governmental regulation applicable to any Borrower or any requirements of any securities exchange upon which shares of HOFREC Common Stock may be listed (except for official notice of issuance, which shall be immediately delivered by Lead Borrower upon each such issuance). Lead Borrower shall not take any action which would cause the number of authorized but unissued shares of HOFREC Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the principal amount of the Loan.

(g) No fractional shares of HOFREC Common Stock shall be issued upon any Optional Conversion of all or any portion of the principal amount of the Loan. In lieu of delivering a fractional share of HOFREC Common Stock to any holder in connection with an Optional Conversion, any fractional share of HOFREC Common Stock shall be rounded up or down to the next whole number or zero, as applicable (with one-half being closer to the next lower whole number for this purpose).

(h) The Conversion Price shall be subject to a weighted average anti-dilution adjustment from time to time as follows:

(i) If Lead Borrower shall at any time or from time to time during the period from the date of amendment number 6 to the Agreement to the Maturity Date, issue any additional shares of HOFREC Common Stock (or be deemed to have issued any shares of HOFREC Common Stock as provided herein), other than Excluded Securities (as defined in Section 11(h)(iii)) and Excluded Transactions (as defined in Section 11(h)(iv)) (such additional shares, “Additional Shares”), without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to the issuance of HOFREC Common Stock, the Conversion Price in effect immediately prior to such issuance shall forthwith be lowered to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1 * (A + B) ÷ (A + C)

For purposes of the foregoing formula, the following definitions shall apply:

●	“CP2” shall mean the Conversion Price in effect immediately after such issue of Additional Shares of HOFREC Common Stock;

●	“CP1” shall mean the Conversion Price in effect immediately prior to such issue of Additional Shares of HOFREC Common Stock;

●	“A” shall mean the number of shares of HOFREC Common Stock outstanding immediately prior to such issue of Additional Shares of HOFREC Common Stock (including any shares of HOFREC Common Stock deemed to have been issued pursuant to Section 11(h)(ii)(D));

●	“B” shall mean the number of shares of HOFREC Common Stock that would have been issued if such Additional Shares of HOFREC Common Stock had been issued at the price per share equal to CP1 (determined by dividing the aggregate consideration received by Lead Borrower in respect of such issue by CP1); and

●	“C” shall mean the number of such Additional Shares of HOFREC Common Stock issued in such transaction.

(ii) For the purposes of any adjustment of the Conversion Price pursuant to Section 11(h)(i), the following provisions shall be applicable:

(A) In the case of the issuance of HOFREC Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting therefrom any discounts, commissions or other expenses allowed, paid or incurred by Lead Borrower for any underwriting or otherwise in connection with the issuance and sale thereof.

(B) In the case of the issuance of HOFREC Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors of Lead Borrower, irrespective of any accounting treatment.

(C) In the case of the issuance of HOFREC Common Stock without consideration, the consideration shall be deemed to be $0.01 per share.

(D) In the case of the issuance of (x) options or warrants to purchase or rights to subscribe for HOFREC Common Stock, (y) debt or securities by their terms convertible into or exchangeable for HOFREC Common Stock or (z) options to purchase rights to subscribe for such convertible or exchangeable securities:

(1) the aggregate maximum number of shares of HOFREC Common Stock deliverable upon exercise of such options or warrants to purchase or rights to subscribe for HOFREC Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subdivisions (A), (B) and (C) above), if any, received by Lead Borrower upon the issuance of such options, warrants or rights plus the minimum purchase price provided in such options, warrants or rights for the HOFREC Common Stock covered thereby; and

(2) the aggregate maximum number of shares of HOFREC Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable debt or securities or upon the exercise of options or warrants to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or warrants or rights were issued and for a consideration equal to the consideration received by Lead Borrower for any such securities and related options or warrants or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by Lead Borrower upon the conversion or exchange of such securities or the exercise of any related options or warrants or rights (the consideration in each case to be determined in the manner provided in subdivisions (A), (B) and (C) above).

(iii) For purposes of Section 11(h), the term “Excluded Securities” shall mean (i) shares of HOFREC Common Stock issued to officers, employees, directors or consultants of Lead Borrower and its subsidiaries, pursuant to any agreement, plan or arrangement approved by the Board of Directors of Lead Borrower, or options or warrants to purchase or rights to subscribe for such HOFREC Common Stock, or debt or securities by their terms convertible into or exchangeable for such HOFREC Common Stock, or options or warrants to purchase or rights to subscribe for such convertible or exchangeable securities pursuant to such agreement, plan or arrangement; (ii) shares of HOFREC Common Stock issued as a stock dividend or upon any stock split or other subdivision or combination of shares of HOFREC Common Stock; or (iii) securities issued pursuant to the acquisition of another corporation or other entity by Lead Borrower by merger or purchase of stock or purchase of all or substantially all of such other corporation’s or other entity’s assets whereby Lead Borrower owns not less than a majority of the voting power of such other corporation or other entity following such acquisition or purchase.

(iv) For purposes of Section 11(h), the term “Excluded Transactions” shall mean sales of shares of HOFREC Common Stock issued under Lead Borrower’s “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act; provided, however, that each financial quarter during which Lead Borrower’s sales of such shares reaches a multiple of $5 million aggregate consideration beginning with sales occurring after March 1, 2022 for an average consideration per share for such multiple of $5 million aggregate consideration that is less than the Exercise Price then in effect at the end of such financial quarter, the Exercise Price in effect at the end of such financial quarter shall forthwith be lowered to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the formula set forth in Section 11(h)(i), with the following adjustments: (A) “A” shall mean the difference of (1) the number of shares of HOFREC Common Stock outstanding immediately following the sale of a share under Lead Borrower’s “at the market offering” that reaches a multiple of $5 million (including any shares of HOFREC Common Stock deemed to have been issued pursuant to Section 3(e)(ii)(D)), minus (2) the number of shares of HOFREC Common Stock issued under Lead Borrower’s “at the market offering” for such multiple of $5 million and (B) “C” shall mean the number of such shares of HOFREC Common Stock issued under Lead Borrower’s “at the market offering” for such multiple of $5 million.

(i) Nasdaq 19.99% Cap. Notwithstanding anything to the contrary contained in this Agreement or the other Transaction Documents, Lead Borrower and Lender agree that the total cumulative number of shares of HOFREC Common Stock that may be issued to Lender and its affiliates hereunder and under the other Transaction Documents may not exceed the requirements of Nasdaq Listing Rule 5635(d) (“Nasdaq 19.99% Cap”), except that such limitation will not apply following Approval (defined below). If the number of shares of HOFREC Common Stock issued to Lender and its affiliates under this Agreement and the other Transaction Documents reaches the Nasdaq 19.99% Cap, so as not to violate the 20% limit established in Listing Rule 5635(d), Lead Borrower, at its election, will use reasonable commercial efforts to obtain stockholder approval of this Agreement and the issuance of additional shares of HOFREC Common Stock upon the conversion of the portion of the Loan under this Agreement, if necessary, in accordance with the requirements of Nasdaq Listing Rule 5635(d) (the “Approval”). “Transaction Documents” shall mean this Agreement, the Certificate of Designations of Series C Convertible Preferred Stock, the Series C Warrant, the Series D Warrant, the Series E Warrants, the Series F Warrants, the Series G Warrant, the Letter Agreement, the IRG Split Note, the JKP Split Note, and the Second Amendment to JKP Note.

(j) Prepayment Notice. Prior to the prepayment of the Loan in accordance with this Agreement, Lead Borrower shall provide a ten (10) day notice to Lender who then shall have the right to convert any portion or all of the Loan within twenty (20) business days after notice of any planned prepayment at the Conversion Price then in effect.

SECTION 9. Cross-Collateralization. The Obligations shall be cross-collateralized with all obligations under the JKP Note, the IRG Split Note, and the JKP Split Note. Such cross-collateralization of the obligations under the Loan Agreement, the JKP Note, the IRG Split Note, and the JKP Split Note shall be reflected in (i) the Mortgages, (ii) an amendment to the Security Agreement, to be executed and delivered in accordance with Section 11(c) of this Amendment, (iii) the JKP Note, (iv) the IRG Split Note, (v) the JKP Split Note, and/or (vi) appropriate instruments that amend, supplement, and/or assign any of the foregoing instruments or which provide collateral for such obligations.

SECTION 10. Commitment Fee Shares; Warrants; Representations and Warranties.

(a) As consideration for the transactions contemplated by this Amendment, HOF Resort & Entertainment shall issue to Lender in a transaction exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and that shall benefit from, and be subject to, that certain Registration Rights Agreement, dated as of the date hereof, by and among HOFREC, Holder and the other parties thereto:

(i) 330,000 shares of HOFREC Common Stock (“Commitment Fee Shares”); and

(ii) warrants to purchase 1,000,000 shares of HOFREC Common Stock in the form of the Warrant Agreement attached hereto as Exhibit C (the “Series E Warrants”). As set forth in the Series E Warrants, the Series E Warrants (i) have an exercise price of $1.50 per share, subject to adjustment, (ii) are exercisable, at Holder’s option, from March 1, 2023 through and including March 1, 2027, and (iii) shall be cancelled without any further action on the part of Lead Borrower or Lender or Administrative Agent, in the event that the Borrowers repay in full on or before March 1, 2023, the Loan under the Loan Agreement.

A fully completed copy of the Accredited Investor Questionnaire attached hereto as Exhibit D (the “Questionnaire”) is being delivered by Lender to HOF Resort & Entertainment.

(b) Lender makes the following representations and warranties to Borrowers:

(i) Economic Loss and Sophistication. Lender is able to bear the economic risk of losing its entire investment in the Commitment Fee Shares and Warrants. In making this statement, consideration has been given to whether Lender can afford to hold the investment for an indefinite period of time and whether Lender can afford a complete loss of its investment. Lender has such knowledge and experience in financial and business matters that it is capable of evaluating the risks and merits of this investment.

(ii) Accredited Investor Determination. Lender is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act, as amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act, as certified in the Questionnaire.

(iii) Access. Lender acknowledges that (i) Lead Borrower has made all documents available to it including, but not limited to, this Amendment and any and all additional agreements, documents, records and books that Lender (or its representatives) has requested relating to an investment in the Commitment Fee Shares and Warrants, (ii) Lender has had an opportunity to ask questions of, and receive answers from, Lead Borrower or a person acting on behalf of Lead Borrower concerning the terms and conditions of an investment in the Commitment Fee Shares and Warrants, and (iii) all questions asked by Lender have been adequately answered to its satisfaction. Lender represents that it has had access to all information that it deems material to an investment decision with respect to an investment in the Commitment Fee Shares and Warrants.

(iv) Reliance. Lender has relied solely on independent investigations conducted by Lender or its advisors in making a decision to subscribe for the Commitment Fee Shares and Warrants and acknowledges that no representations or agreements have been made to Lender other than those specifically set forth in this Amendment. Lender is not relying on any oral representation of any officer or manager of Lead Borrower or any person purported to be acting on behalf of Lead Borrower. Lender is not relying on Lead Borrower with respect to the tax and other economic considerations of an investment and have consulted Lender’s own attorneys, accountants or investment advisors with respect to an investment in the Commitment Fee Shares and Warrants.

(v) Speculative Investment. Lender is aware that (i) an investment in the Commitment Fee Shares and Warrants involves numerous risks, which Lender has carefully considered, (ii) no federal or state agency has passed upon the merits of the sale of the Commitment Fee Shares and Warrants of any of the information provided in connection with the offering, and (iii) the Commitment Fee Shares and Warrants are a speculative investment involving a significant degree of risk for which there is no guarantee that Lender will realize any gain from any investment. Lender acknowledges and agrees that Lender is able to hold the Commitment Fee Shares and Warrants indefinitely and to afford a complete loss of Lender’s investment in the Commitment Fee Shares and Warrants.

(vi) Exempt Transaction. Lender understands that the Commitment Fee Shares and Warrants are being issued in reliance upon an exemption from federal securities registration.

(vii) No Registration of Interests; Book-Entry Form. Lender acknowledges and agrees that, based in part upon Lender’s representations contained herein and in reliance upon applicable exemptions, no interest in the Commitment Fee Shares and Warrants has been registered under the Securities Act or the securities laws of any other domestic or foreign jurisdiction. Lender agrees not to offer, sell, pledge or otherwise dispose of all or any portion of the Commitment Fee Shares and Warrants without registration or qualification except pursuant to an offering duly registered or qualified under the Securities Act and any applicable state securities laws, unless (i) in the opinion of counsel for, or counsel satisfactory to, Lead Borrower, registration or qualification under the Securities Act and any applicable state securities laws is not required and (ii) if required, Lender has received any necessary regulatory approvals. Lender understands that the Commitment Fee Shares and Warrants will be subject to a legend this effect and that, as applicable, stop transfer instructions will be issued by Lead Borrower to its transfer agent. Lender understands that the Commitment Fee Shares and Warrants will be issued in book-entry, meaning uncertificated form.

(viii) Investment Intent. Lender is acquiring the Commitment Fee Shares and Warrants for its own account for investment, and not with a view to any distribution, resale, subdivision or fractionalization thereof in violation of the Securities Act or any other applicable domestic or foreign securities laws, and Lender has no present plans to enter into any contract, undertaking, agreement or arrangement for any such distribution, resale, subdivision or fractionalization. The Commitment Fee Shares and Warrants are not being acquired, directly or indirectly, as nominee, trustee or representative of or for any other person or persons.

(ix) Power and Authority. Lender is authorized to enter into this Amendment, the Questionnaire, and such other agreements, certificates, instruments or other documents as are executed by or on Lender’s behalf in connection with Lender’s obligations under this Amendment or in connection with this subscription (collectively, the “Second Amendment Documents”), to perform Subscriber’s obligations under the Second Amendment Documents, and to consummate the transactions that are the subjects of the Second Amendment Documents.

(x) Compliance with Laws and Other Instruments. The execution and delivery of the Second Amendment Documents by, or on behalf of, Lender and the consummation of the transactions contemplated by the Second Amendment Documents do not and will not conflict with or result in any violation of or default under any provision of any charter, bylaws, trust agreement or other organizational document, as the case may be, of Lender, or any agreement, certificate or other instrument to which Lender is a party or by which Lender or any of Lender’s properties is bound, or any permit, franchise, judgment, decree, statute, rule, regulation or other law applicable to Lender or the business or properties of Lender.

(xi) Reliance on Representations. Lender acknowledges that Lead Borrower has relied and will rely upon Lender’s representations, warranties and agreements in this Amendment and that all such representations and agreements shall survive the issuance and delivery of the Commitment Fee Shares and Warrants hereunder and shall remain in effect thereafter.

SECTION 11. Series C Preferred Stock. As consideration in part for the transactions contemplated by this Amendment, HOF Resort & Entertainment shall, subject to approval of its board of directors: (i) create a series of preferred stock to be known as Series C Preferred Stock, substantially in the form of the Certificate of Designations of 7.00% Series C Convertible Preferred Stock of HOF Resort & Entertainment attached hereto as Exhibit E (“Certificate of Designations of Series C Preferred Stock”) and (ii) promptly after obtaining such approval of its board of directors, upon the request of Lender, exchange each share of Series B Preferred Stock that is held by Lender for one share of Series C Preferred Stock in a transaction exempt from registration pursuant to Section 4(a)(2) of the Securities Act on a date to be agreed to by HOF Resort & Entertainment and Lender and pursuant to a form of securities exchange agreement prepared by HOF Resort & Entertainment that is reasonably acceptable to Lender.

SECTION 12. Post-Closing; Further Assurances.

(a) Within ten (10) days after the Effective Date, the parties agree to work in good faith with Huntington Bank to (i) terminate the Deposit Control Account Agreements for the Interest Reserve Account, with any amounts remaining in the Interest Reserve Account to be disbursed pursuant to mutual agreement of the parties, (ii) amend the Deposit Control Account Agreements for the Proceeds Account to properly reference Administrative Agent’s accounts and notice information, (iii) add springing Control Agreement(s) for accounts related to the Stadium Project Lease, and (iv) add springing Control Agreement(s) for accounts related to the Youth Fields Project Lease.

(b) Within forty-five (45) days after the Effective Date, the parties shall enter into an appropriate amendment to the Security Agreement in order to (i) include a pledge by Newco of its membership interests in HOFV Youth Fields, as collateral for the Obligations, and (ii) if appropriate, effectuate the cross-collateralization described in Section 9 of this Amendment.

(c) Within forty-five (45) days after the Effective Date, Borrowers, Administrative Agent, and Lender shall enter into appropriate agreements to increase the principal amount of the Loan to reflect advances made by Lender to pay the legal fees and costs incurred by Administrative Agent, Lender, JKP, IRG, LLC, and their respective affiliates in connection with the transactions related to this Amendment (including (A) the assignment of the loan from the previous Administrative Agent and the previous Lender to Administrative Agent and to Lender, (B) the IRG Split Note, (C) the JKP Split Note, and (D) the Second Amendment to JKP Note). Such amounts will include the amounts payable to the law firms of (i) Fainsbert Mase Brown & Sussman, LLP, (ii) Mitchell Silberberg & Knupp LLP, and (iii) Walter Haverfield, in connection with the transactions related to this Amendment.

(d) Each of the parties hereto shall, from time to time at the request of another party: furnish the other party such further information or assurances; execute and deliver such additional documents, instruments, and conveyances; and take such other actions and do such other things, as may be reasonably necessary to carry out the provisions of this Amendment and give effect to the transactions contemplated hereby, including filing an amendment to Delaware UCC Initial Filing Number 20208405476 against Hall of Fame Resort & Entertainment which included the Interest Reserve Account.

SECTION 13. Electronic Signatures. Transmission of a signature by facsimile or email or in .pdf format shall bind the signing party to the same degree as the delivery of a signed original or electronic signature. This Amendment may be executed by way of electronic signatures (including, but not limited to, by way of electronic signatures generated by “DocuSign,” “Adobe Sign” or similar programs or replacements thereto) and that neither this Amendment, nor any part or provision of this Amendment, shall be challenged or denied any legal effect, validity and/or enforceability solely on the grounds that it is in the form of an electronic record.

SECTION 14. No Other Changes; Ratification. Except as specifically amended hereby, the terms, provisions and conditions of the Loan Agreement and the other Loan Documents shall remain unmodified and continue in full force and effect and, except as amended hereby, all of the terms, provisions and conditions of the Loan Agreement and the Loan Documents are hereby ratified and confirmed in all respects.

SECTION 15. Counterparts. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract.

SECTION 16. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Ohio without regard to any conflicts of law principles that would direct the application of the laws of any jurisdiction.

[Signatures follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

Borrowers:

HALL OF FAME RESORT & ENTERTAINMENT COMPANY,
a Delaware corporation
HOF VILLAGE NEWCO, LLC
HOF VILLAGE STADIUM, LLC
HOF VILLAGE YOUTH FIELDS, LLC
each, a Delaware limited liability company

By:	/s/ Michael Crawford
	Name:	Michael Crawford
	Title:	President and Chief Executive Officer

[Signatures Continue on Next Page]

[Signature Page to Amendment Number 6 to Term Loan Agreement]

Administrative Agent:

CH CAPITAL LENDING, LLC, a Delaware limited liability company

By:	Holdings SPE Manager, LLC, a Delaware limited liability company, its Manager

By:	John A. Mase
	Name:	John A. Mase
	Title:	Chief Executive Officer

Lender:

CH CAPITAL LENDING, LLC,
a Delaware limited liability company

By:	Holdings SPE Manager, LLC,
a Delaware limited liability company,
its Manager

By:	John A. Mase
	Name:	John A. Mase
	Title:	Chief Executive Officer

[Signature Page to Amendment Number 6 to Term Loan Agreement]

Exhibit A

YOUTH FIELDS AND STADIUM LEGAL DESCRIPTIONS

[See attached]

Exhibit B

FORM OF
FIRST AMENDMENT TO AND SPREADER OF
OPEN-END FEE AND LEASEHOLD DEED OF TRUST,
ASSIGNMENT OF LEASES AND RENTS,
SECURITY AGREEMENT AND FIXTURE FILING

[See attached]

Exhibit C

FORM OF
SERIES E WARRANT

[See attached]

Exhibit D

ACCREDITED INVESTOR QUESTIONNAIRE
(ALL INFORMATION WILL BE TREATED CONFIDENTIALLY)

This Accredited Investor Questionnaire (“Questionnaire”), dated as of __ _, 2022         , is to being delivered by the undersigned (“Subscriber”) in connection with Subscriber’s receipt of shares (the “Subscribed Shares”) of common stock , par value $0.0001 per share (“HOFREC Common Stock”), of Hall of Fame Resort & Entertainment Company, a Delaware corporation (the “Company”), and warrants (the “Warrants”) as contemplated by Amendment Number 6 to Term Loan Agreement dated as of March 1, 2022 (the “Effective Date”) by and among the Company, HOF Village Newco, LLC, and HOF Village Stadium, LLC (collectively, the “Borrowers”), in favor of CH Capital Lending, LLC (the “Administrative Agent”) and CH Capital Lending, LL] (the “Lender”) (the “Amendment”). The Subscribed Shares and Warrants are being issued without registration under the Securities Act of 1933, as amended (the “Securities Act”), and the securities laws of certain states, in reliance on the exemptions contained in the Securities Act and in reliance on similar exemptions under applicable state laws. The purpose of this Questionnaire is to provide assurance that Subscriber meets the applicable suitability requirements. The information supplied by Subscriber will be used in determining whether Subscriber meets such requirements, and reliance upon the private offering exemptions from registration is based in part on the information herein supplied.

This Questionnaire does not constitute an offer to sell or a solicitation of an offer to buy any security. Subscriber’s answers will be kept strictly confidential. However, by signing this Questionnaire, Subscriber authorizes the Company to provide a completed copy of this Questionnaire to such parties as the Company deems appropriate in order to ensure that the purchase and sale of the Subscribed Shares and Warrants will not result in a violation of the Securities Act or the securities laws of any state. Subscriber must answer all applicable questions and complete and sign this Questionnaire. Please print or type the responses and attach additional sheets of paper if necessary to complete the answers to any item.

PART A. BACKGROUND INFORMATION

Name of Subscriber:	CH Capital Lending, LLC

If a corporation, partnership, limited liability company, trust or other entity:

Type of entity:	Delaware limited liability company

Business Address:

(Number and Street)

(City, State, and Zip Code)

Telephone Number:

Employer or Taxpayer Identification No.:

Accredited Investor Questionnaire – page 1

Was Subscriber formed for the purpose of investing in the securities being offered?

Yes ☐       No ☒

PART B. ACCREDITED INVESTOR QUESTIONNAIRE

In connection with the purchase and sale of the Subscribed Shares and Warrants pursuant to the Amendment, the following information must be obtained regarding Subscriber’s investor status. Please initial each category applicable to Subscriber as a purchaser of the Subscribed Shares and Warrants.

_____	(i)	A natural person whose individual net worth, or joint net worth with such person’s spouse, at the time of his or her purchase exceeds $1,000,000.

Note: The term “net worth” means the excess of total assets at fair market value over total liabilities, except that (i) the person’s primary residence shall not be included as an asset; (ii) indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of the sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and (iii) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability.

_____	(ii)	A natural person who had an individual income in excess of $200,000 in each of the two most recent years, or joint income with such person’s spouse in excess of $300,000 in each of those years, and who has a reasonable expectation of reaching the same income level in the current calendar year.

_____	(iii)	A trust with total assets in excess of $5,000,000 not formed for the specific purpose of acquiring the Subscribed Shares and Warrants, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) (i.e., a person who has such knowledge and experience in financial and business matters that such person is capable of evaluating the merits and risks of the prospective investment).

_____	(iv)	An entity in which all of the equity owners are accredited investors. (If Subscriber has checked this alternative, Subscriber shall provide statements signed by each equity owner demonstrating how each is qualified as an accredited investor.)

_____	(v)	A bank as defined in Section 3(a)(2) of the Securities Act, or a savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity; a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended; an insurance company as defined in Section 2(13) of the Securities Act; an investment company registered under the Investment Company Act of 1940 (the “Investment Company Act”), or a business development company as defined in Section 2(a)(48) of the Investment Company Act; a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958, as amended; a plan established and maintained by a state, its political subdivisions or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000; an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 (“ERISA”), if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of ERISA, which fiduciary is either a bank, a savings and loan association, an insurance company, or a registered investment advisor, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors.

_____	(vi)	A private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940, as amended.

☒_____	(vii)	An organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, a corporation, limited liability company, Massachusetts or similar business trust, or a partnership, that was not formed for the specific purpose of acquiring the Subscribed Shares and Warrants, with total assets in excess of $5,000,000.

_____	(viii)	A director or executive officer of the Company.

_____	(ix)	None of the above.

[Signature Page Follows]

Accredited Investor Questionnaire – page 2

IN WITNESS WHEREOF, Subscriber has executed this Questionnaire as of the date set forth above and hereby certifies that the information contained herein is true and correct as of such date.

Subscriber:

CH CAPITAL LENDING, LLC, a Delaware limited liability company

By:	Holdings SPE Manager, LLC, a Delaware limited liability company, its Manager

By:
Name:
Title:

Accredited Investor Questionnaire – page 3

Exhibit E

CERTIFICATE OF DESIGNATIONS

OF

7.00% SERIES C CONVERTIBLE PREFERRED STOCK

OF

HALL OF FAME RESORT & ENTERTAINMENT COMPANY

Pursuant to the General Corporation Law of the State of Delaware

Hall of Fame Resort & Entertainment Company, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that, pursuant to authority conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, which authorize the issuance of not more than 5,000,000 shares of preferred stock, par value $0.0001 per share, the following resolutions were duly adopted by the Board of Directors on March [●], 2022, in accordance with the General Corporation Law of the State of Delaware (the “General Corporation Law”):

RESOLVED, that, in accordance with the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, the Bylaws of the Corporation, and applicable law, a series of Preferred Stock, par value $0.0001 per share, of the Corporation be, and hereby is, created, and that the designation and number of shares of such series, and the voting and other powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Section 1. Designation. The designation of the series of preferred stock shall be “7.00% Series C Convertible Preferred Stock” (the “Series C Preferred Stock”). Each share of Series C Preferred Stock shall be identical in all respects to every other share of Series C Preferred Stock. Series C Preferred Stock will rank equally with Parity Stock (if any), will rank senior to Junior Stock and will rank junior to Senior Stock (if any), with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 2. Number of Shares. The number of authorized shares of Series C Preferred Stock shall be 15,000. That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock) by further resolution duly adopted by the Board of Directors or any duly authorized committee of the Board of Directors and by the filing of a certificate pursuant to the provisions of the General Corporation Law stating that such increase has been so authorized. The Corporation shall have the authority to issue fractional shares of Series C Preferred Stock.

Section 3. Definitions. As used herein with respect to Series C Preferred Stock:

“Additional Shares” shall have the meaning set forth in Section 8(a).

Certificate of Designations – page 1

“Amended and Restated Assigned IRG Note” means the $4,273,543.46 principal amount First Amended and Restated Promissory Note, dated March 1, 2022, issued by the Corporation to Industrial Realty Group, LLC.

“Amended and Restated Assigned JKP Note” means the $4,273,543.46 principal amount First Amended and Restated Promissory Note, dated March 1, 2022, issued by the Corporation to JKP Financial, LLC.

“Amended and Restated Series C Warrant” means the Amended and Restated Series C Warrant to purchase 10,036,925 shares of Common Stock, dated as of March 1, 2022, issued by the Corporation to CH Capital Lending, LLC.

“Amended and Restated Series D Warrant” means the Amended and Restated Series D Warrant to purchase 2,450,980 shares of Common Stock, dated as of March 1, 2022, issued by the Corporation to CH Capital Lending, LLC.

“Approval” shall have the meaning set forth in Section 6(d) hereof.

“Business Combination Transaction” shall have the meaning set forth in Section 5(d)(ii) hereof.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions are not authorized or obligated by law, regulation or executive order to close in New York, New York or in Canton, Ohio.

“Certificate of Designations” means this Certificate of Designations of Series C Preferred Stock of the Corporation, as it may be amended from time to time.

“Common Stock” means the Corporation’s common stock, par value $0.0001 per share.

“Conversion Election Effective Date” shall have the meaning set forth in Section 6(b)(ii) hereof.

“Conversion Notice” shall have the meaning set forth in Section 6(b)(ii) hereof.

“Conversion Price” means $[●]1, as appropriately adjusted for stock splits, stock dividends, combinations, and subdivisions of Common Stock, and as adjusted pursuant to Section 8 hereof.

“Dividend Rate” shall have the meaning set forth in Section 4(a)(i) hereof.

“Dividend Record Date” shall have the meaning set forth in Section 4(b)(v) hereof.

“Election Deadline” shall have the meaning set forth in Section 4(a)(ii) hereof.

[1]	Conversion Price to be set to the greater of $1.50 per share or $.02 more than the average Nasdaq Official Closing Price of the Common Stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the approval of the board of directors creating Series C Preferred Stock.

Certificate of Designations – page 2

“Election Notice” shall have the meaning set forth in Section 4(a)(ii) hereof.

“Elective Cash Dividend” shall have the meaning set forth in Section 4(a)(i) hereof.

“Elective PIK Dividend” shall have the meaning set forth in Section 4(a)(i) hereof.

“Excluded Securities” shall have the meaning set forth in Section 8(c) hereof.

“Junior Stock” means the Corporation’s common stock and any other class or series of stock of the Corporation hereafter authorized over which Series C Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

“Letter Agreement” means the Agreement, dated March 1, 2022, between the Corporation and Stuart Lichter.

“Liquidation Event” shall have the meaning set forth in Section 5(d) hereof.

“Mandatory Cash Dividend” shall have the meaning set forth in Section 4(a)(i) hereof.

“Mandatory Cash Dividend Payment Date” shall have the meaning set forth in Section 4(b)(i) hereof.

“Nasdaq 19.99% Cap” shall have the meaning set forth in Section 6(d) hereof.

“Optional Conversion” shall have the meaning set forth in Section 6(b) hereof.

“Original Issue Date” means the date on which shares of Series C Preferred Stock are first issued.

“Original Issue Date Price” means $1,000.00 per share of Series C Preferred Stock, as appropriately adjusted for stock splits, stock dividends, combinations, and subdivisions of Series C Preferred Stock.

“Parity Stock” means the Series A Preferred Stock, Series B Preferred Stock and any other class or series of stock of the Corporation hereafter authorized that ranks on a par with the Series C Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

“Quarter” means the three-month period ending on each of March 31, June 30, September 30 and December 31 of each year, provided that, with respect to the first period following the Original Issue Date, such Quarter shall be deemed to include solely the portion of such period after the Original Issue Date.

“Second Amendment to JKP Note” means the Joinder and Second Amendment to Secured Cognovit Promissory Note, dated as of March 1, 2022, by and among HOF Village Newco, LLC, HOF Village Hotel II, LLC, as makers, the Company, and JKP Financial, LLC, as holder, which agreement amends that certain Secured Cognovit Promissory Note, dated as of June 19, 2020, originally executed by Hotel II and by HOF Village, LLC, in favor of JKP Financial, LLC, as assigned by HOF Village, LLC to HOF Village Newco, LLC pursuant to the Contribution Agreement dated as of June 30, 2020, by and between HOF Village, LLC and HOF Village Newco, LLC, as amended by the First Amendment to Secured Cognovit Promissory Note dated December 1, 2020.

Certificate of Designations – page 3

“Senior Stock” means any class or series of stock of the Corporation hereafter authorized which has preference or priority over the Series C Preferred Stock as to the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

“Series A Preferred Stock” means the Corporation’s 7.00% Series A Cumulative Redeemable Preferred Stock, par value $0.0001 per share.

“Series B Preferred Stock” means the Corporation’s 7.00% Series B Convertible Preferred Stock, par value $0.0001 per share.

“Series C Preferred Stock” shall have the meaning set forth in Section 1 hereof.

“Series E Warrants” mean (i) the Series E Warrant to purchase 1,000,000 shares of Common Stock, dated March 1, 2022, issued by the Corporation to CH Capital Lending, LLC, and (ii) the Series E Warrant to purchase 500,000 shares of Common Stock, dated March 1, 2022, issued by the Corporation to Industrial Realty Group, LLC.

“Series F Warrants” mean (i) the Series F Warrant to purchase 1,000,000 shares of Common Stock, dated March 1, 2022, issued by the Corporation to JKP Financial, LLC, and (ii) the Series F Warrant to purchase 500,000 shares of Common Stock, dated March 1, 2022, issued by the Corporation to JKP Financial, LLC.

“Series G Warrant” means the Series G Warrant to purchase 125,000 shares of Common Stock to be issued by the Corporation to Stuart Lichter.

“Sixth Amendment to Term Loan Agreement” means Amendment Number 6 to Term Loan Agreement, dated as of March 1, 2022, among the Corporation, HOF Village Newco, LLC and HOF Village Stadium, LLC, as borrower, in favor of CH Capital Lending, LLC, as administrative agent and lender, which agreement amends that certain Term Loan Agreement, dated as of December 1, 2020, as amended by (i) Amendment Number 1 to Term Loan Agreement, dated as January 28, 2021; (ii) Amendment Number 2 to Term Loan Agreement, dated as of February 15, 2021; (iii) Amendment Number 3 to Term Loan Agreement, dated as of August 30, 2021; (iv) Amendment Number 4 to Term Loan Agreement, dated as of August 30, 2021; and (v) Amendment Number 5 to Term Loan Agreement, dated as of December 15, 2021.

“Transaction Documents” shall have the meaning set forth in Section 6(d) hereof.

“Unpaid Series C Dividends” shall have the meaning set forth in Section 5(a) hereof.

Certificate of Designations – page 4

Section 4. Dividends.

(a) Dividend Rate; Election by Holders.

(i) Each holder of a share of Series C Preferred Stock is entitled to receive, with respect to each such share, for each Quarter (or for the portion of such Quarter for which such share is outstanding), to and including the last day of such Quarter, and the Corporation is mandatorily obligated to declare, out of funds of the Corporation legally available for the payment of dividends, cumulative preferential dividends, at the rate of 7.00% per annum (the “Dividend Rate”), on the Original Issue Date Price of such share. Dividends on any share of Series C Preferred Stock shall be cumulative from the Original Issue Date of such share but shall not be compounding. For each share of Series C Preferred Stock, the Dividend Rate is payable (A) 4.00% per annum in cash (the “Mandatory Cash Dividend”), plus (B) at the election of the holder of such share of Series C Preferred Stock (pursuant to an Election Notice delivered in accordance with Section 4(a)(ii) hereof), either (A) 3.00% per annum in cash (the “Elective Cash Dividend”), or (B) 3.00% per annum in shares of Common Stock, calculated in accordance with Section 4(b)(iv) hereof (the “Elective PIK Dividend”).

(ii) In connection with any Optional Conversion, the holder of each share of Series C Preferred Stock then being converted shall notify the Corporation, in writing (such notice, an “Election Notice”), no later than fifteen (15) days before the applicable Conversion Election Effective Date (as the case may be) (the “Election Deadline”), as to whether (A) such holder wishes to receive the Elective Cash Dividend for such holder’s shares of Series C Preferred Stock then being converted, or (B) such holder wishes to receive the Elective PIK Dividend for such holder’s shares of Series C Preferred Stock then being converted. If a holder of Series C Preferred Stock fails to deliver an Election Notice to the Corporation by the applicable Election Deadline, then such holder shall be deemed to have elected to receive the Elective Cash Dividend in connection with such conversion of shares of Series C Preferred Stock.

(b) Payment of Dividends.

(i) Mandatory Cash Dividends shall be payable quarterly in arrears on or before the 15th day of January, April, July and October of each year, or on the next succeeding Business Day if such day is not a Business Day (each, a “Mandatory Cash Dividend Payment Date”). The first Mandatory Cash Dividend Payment Pate for the Series C Preferred Stock is scheduled to occur on April 15, 2022.

(ii) In connection with any Optional Conversion, elective Cash Dividends with respect to such conversion shall be payable in cash within three (3) Business Days after the date all outstanding shares of Series C Preferred Stock have converted into shares of Common Stock.

(iii) In connection with any Optional Conversion, shares of Common Stock issuable to a holder of Series C Preferred Stock on account of Elective PIK Dividends with respect to such conversion shall be issued within three (3) Business Days after the date all outstanding shares of Series C Preferred Stock have converted into shares of Common Stock.

Certificate of Designations – page 5

(iv) If a holder of Series C Preferred Stock elects to receive an Elective PIK Dividend in connection with any Optional Conversion, then the number of shares of Common Stock issuable on account of such Elective PIK Dividend shall be equal to the quotient of (A) the amount of the Elective Cash Dividend that would otherwise have been paid to such holder on account of the shares of Series C Preferred Stock then being converted, divided by (B) the Conversion Price as of the applicable Conversion Election Effective Date (as the case may be), with fractional shares of Common Stock rounded up or down as provided in Section 6(c)(v) hereof.

(v) Any dividend payable on the Series C Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be the last day of the calendar month first preceding the applicable Mandatory Cash Dividend Payment Date (each, a “Dividend Record Date”).

(c) Cumulative Dividends. No dividends on shares of Series C Preferred Stock shall be paid or set apart for payment by the Corporation if such payment is restricted or prohibited by law or by a contract that has been approved in accordance with Section 4(e) hereof. If payment of any dividend on the Series C Preferred Stock is restricted or prohibited by law or by contract, then the Corporation shall notify the holders of record of the Series C Preferred Stock of such fact. Notwithstanding the foregoing, dividends on each share of Series C Preferred Stock will accrue, in accordance with Section 4(a) hereof, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends, whether or not payment is restricted or prohibited by law or by contract, and whether or not such dividends are declared. Any dividend payment made on any share of Series C Preferred Stock shall first be credited against the earliest accrued and unpaid dividend due with respect to such share.

(d) Priority of Dividends. So long as any share of Series C Preferred Stock remains outstanding, (i) no dividend shall be declared or paid or set aside for payment, and no distribution shall be declared or made or set aside for payment, on any Junior Stock, other than a dividend payable solely in shares of Junior Stock; (ii) no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such Junior Stock by the Corporation; and (iii) except as set forth in the succeeding sentence, no shares of Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, other than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series C Preferred Stock and such Parity Stock, except by conversion into or exchange for Junior Stock, in each case, unless all accrued Mandatory Cash Dividends on all outstanding shares of Series C Preferred Stock have been paid in full. The foregoing limitations do not apply to (A) purchases or acquisitions of the Corporation’s Junior Stock pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Corporation or any subsidiary of the Corporation heretofore or hereafter adopted, or (B) any mandatory redemption of the Series A Preferred Stock pursuant to the Certificate of Designations for the Series A Preferred Stock. Subject to the succeeding sentence, for so long as any shares of Series C Preferred Stock remain outstanding, no dividends shall be declared or paid or set aside for payment on any Parity Stock for any period unless all accrued Mandatory Cash Dividends on all outstanding shares of Series C Preferred Stock have been paid in full. To the extent the Corporation cannot make full payment of any Mandatory Cash Dividends on the Series C Preferred Stock and any cash dividends on any Parity Stock, the Corporation will allocate the dividend payments on a pro rata basis among the holders of the shares of Series C Preferred Stock and the holders of any Parity Stock then outstanding. For purposes of calculating the pro rata allocation of partial dividend payments, the Corporation will allocate dividend payments based on the ratio between the total Mandatory Cash Dividend payments then due on the outstanding shares of Series C Preferred Stock and the total cash dividend payments then due on the outstanding shares of Parity Stock. Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any Junior Stock from time to time out of any funds legally available therefor, and the shares of Series C Preferred Stock shall not be entitled to participate in any such dividend.

Certificate of Designations – page 6

(e) Restrictions on Dividends Require Consent. The Corporation shall not enter into or permit to exist any contract, agreement, or arrangement that prohibits or restricts the Corporation from paying dividends on the Series C Preferred Stock, unless such contract, agreement, or arrangement has been approved in writing, in advance, by the holders of a majority of the then-outstanding shares of Series C Preferred Stock.

Section 5. Liquidation Preference.

(a) Liquidation. Upon the occurrence of any Liquidation Event (as defined in Section 5(d) hereof), the holders of the Series C Preferred Stock shall be entitled to be paid, out of the assets of the Corporation legally available for distribution to its stockholders, a liquidation preference of the Original Issue Date Price per share plus an amount equal to any accrued and unpaid dividends to the date of payment (calculated in accordance with Section 4 hereof), before any distribution of assets is made to holders of any Junior Stock. Any accrued and unpaid dividends on the Series C Preferred Stock, calculated in accordance with Section 4 hereof, are referred to as “Unpaid Series C Dividends.”

(b) Partial Payment. If the assets of the Corporation are not sufficient to pay in full the liquidation preference (including any Unpaid Series C Dividends) to all holders of Series C Preferred Stock and all holders of any Parity Stock, the amounts paid to the holders of Series C Preferred Stock and to the holders of Parity Stock shall be pro rata in accordance with the respective aggregate liquidation preferences (including any Unpaid Series C Dividends) of Series C Preferred Stock and Parity Stock. For purposes of calculating the pro rata allocation of such liquidation preferences, the Corporation will allocate such liquidation preferences (including any Unpaid Series C Dividends) based on the ratio between the total liquidation preferences (including any Unpaid Series C Dividends) then due on the outstanding shares of Series C Preferred Stock and the total liquidation preferences (including any accrued and unpaid dividends) then due on the outstanding shares of Parity Stock.

Certificate of Designations – page 7

(c) Residual Distributions. If the liquidation preference (including any Unpaid Series C Dividends) has been paid in full to all holders of Series C Preferred Stock and all holders of any Parity Stock, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets. For purposes of this Section 5, a “Liquidation Event” shall include any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation. For purposes of clarification:

(i) The sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall be deemed a Liquidation Event, unless the holders of a majority of the then-outstanding shares of Series C Preferred Stock agree in writing, prior to the closing of any such transaction, that such transaction will not be considered a Liquidation Event for purposes hereof.

(ii) A merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person, or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Corporation (any of the foregoing, a “Business Combination Transaction”) shall not be deemed a Liquidation Event, so long as either (A) the holders of a majority of the then-outstanding shares of Series C Preferred Stock agree in writing, prior to the closing of any such Business Combination Transaction, that such Business Combination Transaction will not be considered a Liquidation Event for purposes hereof, or (B) such Business Combination Transaction would not adversely affect the holders of the Series C Preferred Stock or the powers, designations, preferences and other rights of the Series C Preferred Stock. Any Business Combination Transaction that does not satisfy the requirements of the immediately preceding sentence shall be deemed a Liquidation Event.

Section 6. Conversion.

(a) [INTENTIONALLY OMITTED].

(b) Optional Conversion. At any time following the Original Issue Date, each holder of Series C Preferred Stock shall have the right, but not the obligation, to elect to convert all or any portion of such holder’s shares of Series C Preferred Stock into shares of Common Stock, on the following terms and conditions (any such conversion, an “Optional Conversion”).

(i) Any holder of Series C Preferred Stock may elect to convert all or any portion of its shares of Series C Preferred Stock into that number of shares of Common Stock for each share of Series C Preferred Stock equal to the quotient of (A) the sum of (x) the Original Issue Date Price of such share of Series C Preferred Stock, plus (y) all accrued and unpaid Mandatory Cash Dividends on such share of Series C Preferred Stock as of the applicable Conversion Election Effective Date, divided by (B) the Conversion Price as of the applicable Conversion Election Effective Date, with fractional shares of Common Stock rounded up or down as provided in Section 6(c)(v) hereof.

Certificate of Designations – page 8

(ii) In order to effectuate an Optional Conversion of shares of Series C Preferred Stock, the holder of such shares shall submit a written notice to the Corporation, duly executed by such holder (a “Conversion Notice”), stating that such holder irrevocably elects to convert the number of shares of Series C Preferred Stock specified in such Conversion Notice. An election to convert shares of Series C Preferred Stock pursuant to an Optional Conversion shall be deemed to have been made as of the following dates (the “Conversion Election Effective Date”): (A) on the date of receipt, with respect to any Conversion Notice received by the Corporation at or prior to 5:00 p.m., New York City time, on any Business Day, and (B) on the next Business Day following such receipt, with respect to any Conversion Notice received by the Corporation on a non-Business Day or after 5:00 p.m., New York City time, on any Business Day. The conversion of all shares of Series C Preferred Stock with respect to which an Optional Conversion election is made, and the issuance of all shares of Common Stock to be issued pursuant to such conversion, shall become effective as of the applicable Conversion Election Effective Date. Within three (3) Business Days after the applicable Conversion Election Effective Date, the Corporation shall deliver to the applicable holder (or, if applicable, in the name of such holder’s designee as stated in the Conversion Notice), by book-entry delivery, a number of shares of Common Stock equal to the number of shares to which such holder is entitled pursuant to such Optional Conversion.

(c) General Conversion Provisions.

(i) All shares of Series C Preferred Stock that are converted pursuant to any Optional Conversion shall automatically, upon such conversion, be cancelled and retired and cease to exist, shall not thereafter be reissued or sold, and shall return to the status of authorized but unissued shares of preferred stock undesignated as to series. Upon the conversion of shares of Series C Preferred Stock pursuant to any Optional Conversion, all such shares shall thereupon cease to confer upon the holder thereof any rights (other than the right to receive the shares of Common Stock that such holder is entitled to receive pursuant to such Optional Conversion) of a holder of shares of Series C Preferred Stock, and the person(s) in whose name the shares of Common Stock are to be issued upon such Optional Conversion shall be deemed to have become the holder(s) of record of such shares of Common Stock.

(ii) All shares of Common Stock delivered upon any Optional Conversion of shares will, upon such conversion, be duly and validly authorized and issued, fully paid and nonassessable, free from all preemptive rights, free from all taxes, liens, security interests, charges and encumbrances (other than liens, security interests, charges or encumbrances created by or imposed upon the holder or taxes in respect of any transfer occurring contemporaneously therewith).

(iii) The issuance of shares of Common Stock upon conversion of shares of Series C Preferred Stock pursuant to any Optional Conversion shall be made without payment of additional consideration by, or other charge, cost or tax to, the holder in respect thereof; provided, however, that the Corporation shall not be required to pay any tax or other governmental charge that may be payable with respect to the issuance or delivery of any shares of Common Stock in the name of any person other than the holder of the converted shares, and no such delivery shall be made unless and until the person requesting such issuance has paid to the Corporation the amount of any such tax or charge, or has established to the satisfaction of the Corporation that such tax or charge has been paid or that no such tax or charge is due.

Certificate of Designations – page 9

(iv) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, (A) solely for the purpose of issuance in accordance with Section 4 hereof, such number of shares of Common Stock issuable as Elective PIK Dividends at the Conversion Price, and (B) solely for the purpose of issuance upon conversion of the shares of Series C Preferred Stock in accordance with this Section 6, such number of shares of Common Stock issuable upon the conversion of all outstanding shares of Series C Preferred Stock pursuant to any Optional Conversion at the Conversion Price. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation applicable to the Corporation or any requirements of any securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance, which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Common Stock to be less than the sum of (x) the number of such shares required to be reserved hereunder for issuance as Elective PIK Dividends, plus (y) the number of such shares required to be reserved hereunder for issuance upon conversion of the shares of Series C Preferred Stock.

(v) No fractional shares of Common Stock shall be issued in connection with an Elective PIK Dividend, nor upon any Optional Conversion of shares of Series C Preferred Stock. In lieu of delivering a fractional share of Common Stock to any holder in connection with an Elective PIK Dividend, or in connection with an Optional Conversion, any fractional share of Common Stock shall be rounded up or down to the next whole number or zero, as applicable (with one-half being closer to the next lower whole number for this purpose).

(d) Nasdaq 19.99% Cap. Notwithstanding anything to the contrary contained in this Certificate of Designations or the other Transaction Documents (defined below), the total cumulative number of shares of Common Stock that may be issued to a holder of Series C Preferred Stock and its Affiliates hereunder and under the other Transaction Documents may not exceed the requirements of Nasdaq Listing Rule 5635(d) (“Nasdaq 19.99% Cap”), except that such limitation will not apply following Approval (defined below). If the number of shares of Common Stock issued to a holder of Series C Preferred Stock and its Affiliates under this Certificate of Designations and the other Transaction Documents reaches the Nasdaq 19.99% Cap, so as not to violate the 20% limit established in Listing Rule 5635(d), the Corporation, at its election, will use reasonable commercial efforts to obtain stockholder approval of this Certificate of Designations and the issuance of shares of Common Stock issuable upon the conversion of shares of Series C Preferred Stock in excess of the Nasdaq 19.99% Cap in accordance with the requirements of Nasdaq Listing Rule 5635(d) (the “Approval”). “Transaction Documents” shall mean this Certificate of Designations, the Amended and Restated Series C Warrant, the Amended and Restated Series D Warrant, the Series E Warrants, the Series F Warrants, the Series G Warrant, the Letter Agreement, the Amended and Restated Assigned JKP Note, the Amended and Restated Assigned IRG Note, the Second Amendment to JKP Note, and the Sixth Amendment to Term Loan Agreement.

Certificate of Designations – page 10

Section 7. Voting Rights.

(a) No Voting Rights. Holders of the Series C Preferred Stock shall not have any voting rights except as required by law. To the extent that voting rights otherwise required by law can be waived or released, such voting rights are hereby waived and released.

(b) Procedures for Voting and Consents. As to all matters for which voting by class is specifically required by law and such voting rights cannot be waived or released, each outstanding share of Series C Preferred Stock shall be entitled to one vote. The rules and procedures for calling and conducting any meeting of the holders of Series C Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors or any duly authorized committee of the Board of Directors, in its reasonable discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Incorporation and Bylaws of the Corporation and to applicable law.

Section 8. Weighted Average Anti-Dilution Adjustment. The Conversion Price shall be subject to a weighted average anti-dilution adjustment from time to time as follows:

(a) If the Corporation shall at any time or from time to time issue any additional shares of Common Stock (or be deemed to have issued any shares of Common Stock as provided herein), other than Excluded Securities (as defined in Section 8(c)) and Excluded Transactions (as defined in Section 8(d))(such additional shares, “Additional Shares”), without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to the issuance of Common Stock, the Conversion Price in effect immediately prior to such issuance shall forthwith be lowered to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1 * (A + B) ÷ (A + C)

For purposes of the foregoing formula, the following definitions shall apply:

●	“CP2” shall mean the Conversion Price in effect immediately after such issue of Additional Shares of Common Stock;

●	“CP1” shall mean the Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

●	“A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (including any shares of Common Stock deemed to have been issued pursuant to Section 8(b)(iv));

●	“B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at the price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

Certificate of Designations – page 11

●	“C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

(b) For the purposes of any adjustment of the Conversion Price pursuant to Section 8(a), the following provisions shall be applicable:

(i) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting therefrom any discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(ii) In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors of the Corporation, irrespective of any accounting treatment.

(iii) In the case of the issuance of Common Stock without consideration, the consideration shall be deemed to be $0.01 per share.

(iv) In the case of the issuance of (x) options or warrants to purchase or rights to subscribe for Common Stock, (y) debt or securities by their terms convertible into or exchangeable for Common Stock or (z) options to purchase rights to subscribe for such convertible or exchangeable securities:

(A) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options or warrants to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subdivisions (i), (ii) and (iii) above), if any, received by the Corporation upon the issuance of such options, warrants or rights plus the minimum purchase price provided in such options, warrants or rights for the Common Stock covered thereby; and

(B) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable debt or securities or upon the exercise of options or warrants to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or warrants or rights were issued and for a consideration equal to the consideration received by the Corporation for any such securities and related options or warrants or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or warrants or rights (the consideration in each case to be determined in the manner provided in subdivisions (i), (ii) and (iii) above).

Certificate of Designations – page 12

(c) For purposes of Section 8, the term “Excluded Securities” shall mean (i) shares of Common Stock issued to officers, employees, directors or consultants of Corporation and its subsidiaries, pursuant to any agreement, plan or arrangement approved by the Board of Directors of the Corporation, or options or warrants to purchase or rights to subscribe for such Common Stock, or debt or securities by their terms convertible into or exchangeable for such Common Stock, or options or warrants to purchase or rights to subscribe for such convertible or exchangeable securities pursuant to such agreement, plan or arrangement; (ii) shares of Common Stock issued as a stock dividend or upon any stock split or other subdivision or combination of shares of Common Stock; or (iii) securities issued pursuant to the acquisition of another corporation or other entity by the Corporation by merger or purchase of stock or purchase of all or substantially all of such other corporation’s or other entity’s assets whereby the Corporation owns not less than a majority of the voting power of such other corporation or other entity following such acquisition or purchase.

(d) For purposes of Section 8, the term “Excluded Transactions” shall mean sales of shares of Common Stock issued under the Company’s “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act; provided, however, that each financial quarter during which the Company’s sales of such shares reaches a multiple of $5 million aggregate consideration beginning with sales occurring after March 1, 2022 for an average consideration per share for such multiple of $5 million aggregate consideration that is less than the Exercise Price then in effect at the end of such financial quarter, the Exercise Price in effect at the end of such financial quarter shall forthwith be lowered to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the formula set forth in Section 8(a), with the following adjustments: (i) “A” shall mean the difference of (A) the number of shares of Common Stock outstanding immediately following the sale of a share under the Company’s “at the market offering” that reaches a multiple of $5 million (including any shares of Common Stock deemed to have been issued pursuant to Section 8(b)(iv)), minus (B) the number of shares of Common Stock issued under the Company’s “at the market offering” for such multiple of $5 million and (ii) “C” shall mean the number of such shares of Common Stock issued under the Company’s “at the market offering” for such multiple of $5 million.

Certificate of Designations – page 13

Section 9. Sinking Fund. The Series C Preferred Stock shall not be subject to any sinking fund.

Section 10. Preemption. The holders of Series C Preferred Stock shall not have any rights of preemption.

Section 11. Rank. Notwithstanding anything set forth in the Certificate of Incorporation or this Certificate of Designations to the contrary, the Board of Directors or any authorized committee of the Board of Directors, without the vote of the holders of the Series C Preferred Stock, may authorize and issue additional shares of Junior Stock or Parity Stock. The Corporation shall not issue any Senior Stock that prohibits or restricts the Corporation from paying dividends on the Series C Preferred Stock, without the vote of the holders of a majority of the then-outstanding shares of Series C Preferred Stock.

Section 12. Repurchase or Sale. Except as specifically permitted herein, the Corporation (a) shall not purchase or sell Series C Preferred Stock from time to time without the prior written consent of holders of a majority of the then-outstanding shares of Series C Preferred Stock, and (b) shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Corporation is, or by such purchase would be, rendered insolvent.

Section 13. Unissued or Reacquired Shares. Shares of Series C Preferred Stock (a) not issued within four (4) years after the date the first share of Series C Preferred Stock is issued, or (b) which have been issued and converted or redeemed or otherwise purchased or acquired by the Corporation, shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Section 14. Attorneys’ Fees. In the event any suit, action, or proceeding is instituted by the holder of Series C Preferred Stock and the Corporation, in connection with the breach, enforcement, or interpretation of the terms and provisions of this Certificate of Designations, the prevailing party therein shall be entitled to the award of reasonable attorneys’ fees and related costs, in addition to any other relief to which the prevailing party may be entitled.

Section 15. Amendment. This Certificate of Designations shall not, without the affirmative consent or vote of the holders of a majority of the then-outstanding shares of Series C Preferred Stock, be amended in any manner that would adversely affect the holders of the Series C Preferred Stock or the powers, designations, preferences and other rights of the Series C Preferred Stock.

[Signature page follows]

Certificate of Designations – page 14

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be executed by its duly authorized officer on this ____ day of ______, 2022.

HALL OF FAME RESORT &
ENTERTAINMENT COMPANY

Name:
Title:

Certificate of Designations – page 15